2150 Scotia One
      BROCKER                                      10060 Jasper Avenue
 Technology Group                            Edmonton, Alberta  T5J 3R8, Canada


Brocker Wins Energy Utility Contract With Data Management Solution

AUCKLAND, New Zealand - March 13, 2001. Brocker Technology Group Ltd. (Nasdaq:
BTGL, TSE: BKI) announced today that its subsidiaries, Datec Queensland and Kepra Software have signed a major contract with ENERGEX Limited of Queensland, Australia to provide an innovative Meter Data Management solution, called Toht. ENERGEX is recognized as one of Australia's most innovative and progressive energy companies, retailing electricity and gas products and services to more than one million customers.

Brocker's highly scalable solution records customers' electricity consumption, measured in 30-minute blocks. In the deregulated Australian electricity market, tariffs may vary depending upon the time of day so ENERGEX uses Brocker's Meter Data Management system to enable it to accurately monitor usage and bill its contestable customers.

Industrial consumers need to be able to accurately profile their consumption, to enable them to make cost-saving decisions such as choosing the best energy tariffs associated to a particular energy usage pattern. Brocker's solution enables ENERGEX to provide this service to its customers.

Brocker CEO, Richard Justice said, "This is a business-critical system for ENERGEX and they undertook a thorough, international selection process to find this solution. It will provide value-added metering services to a broad base of customers. It is a critical component of the infrastructure required to capture market share in the deregulated environment.

"So this is a very important win for Brocker," Mr. Justice continued. "It strengthens our presence in the utilities sector and allows us to take our technological lead to other deregulated utilities markets, such as those in Canada and the USA."

Detailed implementation planning has been under way since the tender was awarded to Datec, with Kepra as an approved sub-contractor, in August 2000, said Datec General Manager, Michael Ah Koy. The first phase was successfully completed in November 2000 and the solution will be delivered in April 2001.

About ENERGEX

ENERGEX is a leading Australian energy company, delivering a world class range of expertise, products and services throughout Australia and overseas. Its sophisticated $A2.3 billion electricity and gas distribution networks extend throughout south-east Queensland and northern New South Wales, one of Australia's most dynamic and rapidly growing areas.

ENERGEX has expanded its operations into telecommunications through a strategic business partnership with other Australian utilities and an international telecommunications company. This business expansion provides a broad product offering - not only electricity and energy services.

About Datec

Datec QLD Pty Ltd (a Brocker Technology Group Company) is a Queensland based IT solution enterprise that provides consulting services and bespoke software development solutions to a variety of customers. Datec QLD Pty Ltd focuses on exporting software solutions throughout the Asia Pacific region.

About Kepra Software

Kepra Software (a Brocker Technology Group Company) was created to develop state of the art IT business solutions and services for utility industries. Kepra's strategy is to use computer and communication technologies in a way that enables clients to effectively compete in a deregulated utilities environment. Solutions are available for a range of participants from the energy suppliers to the energy users. The high scalability of Kepra's applications enables them to handle terabyte-level data warehousing solutions.

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.

                                      Ends

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

--------------------------------------------------------------------------------
          Nigel Murphy                               Robert Rowell
Communications                                 Investor Relations
Tel: +64 9 374 2040                            Telephone: 1-800-299-7823
e-mail: nmurphy@brockergroup.com               e-mail: rrowell@brockergroup.com
--------------------------------------------------------------------------------

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